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EXHIBIT 11.1

CSFB (USA), INC.
SCHEDULE OF COMPUTATION OF WEIGHTED AVERAGE NUMBER OF
COMMON SHARES AND COMMON SHARE EQUIVALENTS OUTSTANDING
AND BASIC EARNINGS PER SHARE FOR THE QUARTERS ENDED
MARCH 31, 2001 AND 2000

	Quarters Ended March 31,
	2001	2000
	(in thousands, except share and per share data)
CSFB (USA), Inc.
Weighted Average Common Shares:
Average Common Shares Outstanding	1,000	1,000
Average Restricted Stock Units Outstanding	—	—

Weighted Average Common Shares Outstanding	1,000	1,000

Earnings:
Net Income	$303,095	$245,200
Less: Preferred Stock Dividend Requirement	5,289	5,289

Earnings Applicable to Common Shares	$297,806	$239,911

Basic Earnings Per Common Share	$297,806	$239,911

CSFB (USA) Common Stock
Weighted Average Common Shares:
Average Common Shares Outstanding	1,000	1,000
Average Restricted Stock Units Outstanding	—	—

Weighted Average Common Shares Outstanding	1,000	1,000

Earnings:
Net Income	$303,095	$245,200
Less: Preferred Stock Dividend Requirement	5,289	5,289
Earnings Applicable to Common Shares — CSFBdirect	(7,423)	2,437

Earnings Applicable to Common Shares	$305,229	$237,474

Basic Earnings Per Common Share	$305,229	$237,474

CSFBdirect Common Stock
Weighted Average Common Shares:
Average Common Shares Outstanding	18,400,000	18,400,000
Earnings:
Net Income (Loss)	$(7,423)	$2,437

Earnings (Loss) Applicable to Common Shares	$(7,423)	$2,437

Basic Earnings (Loss) Per Common Share	$(0.40)	$(0.13)

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CSFB (USA), INC. SCHEDULE OF COMPUTATION OF WEIGHTED AVERAGE NUMBER OF COMMON SHARES AND COMMON SHARE EQUIVALENTS OUTSTANDING AND BASIC EARNINGS PER SHARE FOR THE QUARTERS ENDED MARCH 31, 2001 AND 2000